Exhibit 10.31

Akamai Technologies, Inc.             Form of 2012 Executive Bonus Plan

Name:                                 Performance Period: FY 2012
Title:

This 2012 Executive Bonus Plan sets forth your annual compensation for 2012 based on the achievement of certain corporate and individual performance objectives. In order to receive your annual cash incentive bonus, you must be an employee and a member of the CEO's staff throughout all of 2012 and the corporate and individual objectives must be met, as described more thoroughly below. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of this plan, and the Compensation Committee's determination will be final and binding on all concerned. Where permitted by applicable law, the Compensation Committee reserves the right to modify, at its discretion and at any time, the terms of this plan, including, but not limited to, the performance objectives, targets, and payouts.

Annual Compensation Levels at Target Performance

Base salary:	$____________
Annual cash incentive bonus at target:	$____________
Total Cash Compensation at target:	$____________
Performance Objectives/Targets

Your 2012 cash incentive bonus is comprised of three components: corporate financial performance during Fiscal Year 2012 against a revenue target (40%) (the “Revenue Component”), corporate financial performance during Fiscal year 2012 against a normalized earnings per share component (40%) (the “EPS Component”) and individual 2012 performance goals As established by the Chief Executive Officer or, in the case of the CEO, the Compensation Committee11. (20%) (the “MBO Component”).

The method for calculating corporate financial performance used to determine the Financial Component is described in the attached Schedule 1. In the event of any question as to whether the components of the Financial Component have been satisfied, the Compensation Committee shall make such determination. The amounts payable to you under the Financial Component are as follows:

Akamai Performance Against
Revenue Target from Schedule 12         Amount Payable to You

___% of Target:                25% of Revenue Component ($___________)
___% of Target:                50% of Revenue Component ($____________)
100% of Target:                100% of Revenue Component ($____________)
___% or greater of Target:            200% of Revenue Component ($____________)

Akamai Performance Against
EPS Target from Schedule 12        Amount Payable to You

__.0% of Target:                50% of EPS Component ($____________)
100% of Target:                100% of EPS Component ($____________)
___% or greater of Target:            200% of EPS Component ($____________)

The amount payable under the MBO Component ranges from 0% to 100% of that target ($0 up to $___________) based on the determination of whether individual objectives have been met by you. The Chief Executive Officer shall make such determination and shall report such determination to the Compensation Committee. The Compensation Committee shall retain the right, exercisable in its discretion, to overrule the determination of the Chief Executive Officer and make an independent and binding determination as to whether you have achieved your individual objectives. Subject to the foregoing, the Chief Executive Officer's determination will be final and binding on all concerned3. In the case of the Chief Executive Officer, the Board of Directors shall make the determination as to whether his individual performance objectives have been met. The determination of the Board of Directors will be final and binding on all concerned.3 Performance above the maximum may result in higher reward at the sole discretion of the Compensation Committee.

1As established by the Chief Executive Officer or, in the case of the CEO, the Compensation Committee.

2 For performance at intermediate percentages not specified, the amount paid shall be calculated based on where actual performance falls on the “slope” between the two identified tiers.

3 In the case of the Chief Executive Officer, the Board of Directors shall make the determination as to whether his individual performance objectives have been met. The determination of the Board of Directors will be final and binding on all concerned.

The payment of any annual incentive bonus will be made within thirty (30) days following the filing of Akamai's SEC 10-K filing for FY 2012 but no later than March 15, 2013.

Acceptance:        __________________________            ________________
        Date

Approved by:        __________________________            ________________
Date

SCHEDULE 1
CORPORATE FINANCIAL PERFORMANCE MEASUREMENT METHODOLOGY
A.    Overview; Definitions

The target amount for payment at 100% of the Revenue Component is _________. The target amount for payment at 100% of the EPS Component is _______.

For purposes of this Agreement, such metrics shall have the following meanings:

“Revenue” shall mean the Company's revenue for fiscal year 2012 calculated in accordance with generally accepted accounting principles in the United States of America as reported in the 2012 Financial Statements.

“Normalized EPS” shall mean the Company's annual earnings per diluted share for fiscal year 2012 excluding amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, loss on early extinguishment of debt, and similar items excluded by the Company in determining normalized earnings per share in issuing its earnings announcement for fiscal year 2012.

If, on December 31, 2012, the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company's consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply. If, on December 31, 2012, the Company is not required to make periodic reports under the Exchange Act, the Company's regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply. The applicable financial statements may be referred to herein as the “2012 Financial Statements.”

B.    Effect of an Acquisition by Akamai

In the event that Akamai enters into an Acquisition Transaction during 2012, then Revenue and Normalized EPS shall be adjusted to give effect to such Acquisition Transaction. An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving Akamai and an entity not previously owned by Akamai, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity's total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity.

As soon as practicable following the closing of an Acquisition Transaction, the Compensation Committee shall make a determination of the estimated impact of the Acquisition Transaction on the Company's 2012 Revenue and Normalized EPS. If the Acquisition Transaction is estimated to be accretive, then:

(i)    in calculating Revenue for purposes of determining the Revenue Percentage Component, reported Revenue shall be reduced by the amount of estimated revenue contribution from the Acquisition Transaction; and

(ii)    in calculating Normalized EPS for purposes of determining the Normalized EPS Percentage Component, Normalized EPS, as calculated based on the 2012 earnings release, shall be reduced by the amount of the estimated Normalized EPS contribution from the Acquisition Transaction.

If the Acquisition is estimated to be non-accretive, then:

(iii)    in calculating Normalized EPS for purposes of determining the Normalized EPS Percentage Component, Normalized EPS, as calculated based on the 2012 earnings release, shall be increased by the amount of the estimated negative Normalized EPS impact from the Acquisition Transaction.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon payment, if any, of the bonus contemplated by this plan. This plan shall be deemed to be automatically amended, without further action by the Company or the executive, to give effect to any adjustments required by this Section B.